Exhibit 10.5

AMENDMENT AGREEMENT

THIS AGREEMENT made as of and to have effect from the 1st day of September, 2010

BETWEEN:

ROCAP MARKETING INC., a company duly incorporated under the laws of the State of Nevada, having its registered office at 6490 W Desert Inn Road, Las Vegas, Nevada, 89146 (hereinafter called the “Company”)

AND:

PETER HENRICSSON, of 1446 Bramwell Road, West Vancouver, British Columbia, Canada and TEZI ADVISORY INC. of 1183 West 7th Avenue, Vancouver, British Columbia, Canada (hereinafter collectively called the “Consultants”)

WHEREAS by agreements dated as of September 1, 2010 (the “Management Agreements”), the Company agreed to engage each of the Consultants to provide consulting services to the Company for a three year term commencing September 1, 2010;

WHEREAS the Company and the Consultants wish to waive the remuneration payable pursuant to sections 3.01 and 3.02 of the Management Agreements from September 1, 2010 until September 30, 2011.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

1.

Paragraphs 3.01 and 3.02 of the Management Agreements, which formerly read as follows:

“3.01

The Consultant will faithfully, honestly and diligently provide the services to the Company as set out above in consideration of which the Company will pay to the Consultant a monthly fee (the “Monthly Fee”) equal to the sum of:

a)

US$3,250.00, payable in cash or common shares at the discretion of the Consultant.

3.02

The Company will also issue to the Consultant a total of 960,000 common shares of its common stock payable on a quarterly basis over 12 quarters (3 years), commencing on March 2011. The first tranche of 80,000 common shares will be payable on June 30th, 2011 with subsequent issuances of 80,000 common shares being payable on each of September 31st, December 31st and March 30th each year. These shares shall be issued under such terms as is approved by the Directors of the Company and that are acceptable to such regulatory authorities having jurisdiction.”

shall be deleted in their entirety, and shall be replaced by the following:

“3.01

The Consultant will faithfully, honestly and diligently provide the services to the Company as set out above in consideration of which the Company will pay to the Consultant a monthly fee (the “Monthly Fee”) equal to the sum of US$3,250.00 commencing October 1, 2011 payable in cash or common shares at the discretion of the Consultant.

3.02

The Company will also issue to the Consultant as additional remuneration a total of 960,000 restricted common shares of its common stock in respect of its consulting services commencing October 1, 2011 and payable in quarterly installments of 120,000 shares each commencing December 31, 2011. These shares shall be issued upon such terms and conditions as is approved by the Directors of the Company and that are acceptable to such regulatory authorities having jurisdiction. For greater certainty, the parties agree that no remuneration shall be payable under this Agreement to the Consultant in respect of the period from September 1, 2010 until September 30, 2011.”

2.

All other terms and conditions of the Management Agreements are hereby ratified and confirmed, and the terms, provisions and covenants thereof shall remain and continue in full force and effect and the Management Agreements and this agreement shall be read and construed as one instrument.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

ROCAP MARKETING INC.
By: /s/ Peter Henricsson
Peter Henricsson, Chief Executive Officer

/s/ Peter Henricsson
Peter Henricsson

TEZI ADVISORY INC.
By: /s/ Gordon C. McDougall
Gordon C. McDougall, President